Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Senior Securities” and “Experts” and to the use of our reports (a) dated February 26, 2007, with respect to the consolidated financial statements, as of and for each of the three years in the period ended December 31, 2006, including the consolidated schedules of investments, and consolidated financial highlights for each of the five years ended December 31, 2006, (b) dated October 31, 2007, with respect to the consolidated balance sheet as of September 30, 2007, including the consolidated schedule of investments, and the related consolidated statements of operations for the three- and nine- month periods ended September 30, 2007 and 2006, and the consolidated statements of changes in net assets, cash flows, and financial highlights for the nine- month periods ended September 30, 2007 and 2006, and (c) dated April 26, 2007, with respect to the senior securities table of MCG Capital Corporation in the Registration Statement (Form N-2 No. 333-                ) and related Prospectus of MCG Capital Corporation for the registration of 35,000,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

February 1, 2008